Exhibit 12.1

PDV America, Inc. and Subsidiaries
Computation of Ratio of Earnings to Fixed Charges


                                                                             Year Ended December 31,
                                                    -----------------------------------------------------------------------
                                                       1998            1997            1996          1995            1994
                                                       ----            ----            ----          ----            ----
                                                                             (Dollars in Thousands)
Income before provision for income taxes             361,703         334,185         215,781       226,482         322,940
  Distributions in excess of equity
  earnings                                            46,180          33,506              --            --              --
  Equity earnings (losses) in excess of
  distributions                                           --              --          (8,672)      (19,090)        (14,991)
  Interest                                           180,241         209,465         194,362       186,546         157,575
  Amortization of previously capitalized
  interest                                             2,858           4,115           3,600         3,440           3,039
  Portion of rent representative of interest
  factor                                              11,333          13,000          11,000        10,928          11,305
                                                     -------         -------         -------       -------         -------
     Total earnings                                  602,315         594,271         416,071       408,306         479,868
                                                     =======         =======         =======       =======         =======

Fixed Charges
  Interest expense                                   180,241         209,465         194,362       186,546         157,575
  Capitalized interest                                 5,000           7,800          12,000         5,000          12,000
  Portion of rent representative of interest
  factor                                              11,333          13,000          11,000        10,928          11,305
                                                     -------         -------         -------       -------         -------
     Total fixed charges                             196,574         230,265         217,362       202,474         180,880
                                                     =======         =======         =======       =======         =======
Ratio of earnings to fixed charges                     3.06x           2.58x           1.91x         2.02x           2.65x